UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 1, 2022

(Date of earliest event reported)

RING ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Hughes Landing Blvd. Suite 900 The Woodlands, TX 77380
(Address of principal executive offices) (Zip Code)

(281) 397-3699

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	REI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Description of Purchase Agreement

On July 1, 2022, Ring Energy, Inc. (“Ring” or the “Company”), as buyer, and Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”) and Stronghold Energy II Royalties, LP, a Delaware limited partnership (“Stronghold RoyaltyCo”, together with Stronghold OpCo, collectively, “Stronghold”), as seller, entered into a purchase and sale agreement (the “Purchase Agreement”).

General. Pursuant to the Purchase Agreement, Ring will acquire (the “Stronghold Acquisition”) interests in oil and gas leases and related property of Stronghold located in the Central Basin Platform of Texas, for a purchase price (the “Purchase Price”) of approximately $465 million, of which $215 million will be in cash and the remainder will be in the form of stock consideration consisting of either (i) 63,888,889 shares of Ring Common Stock if stockholder approval of the issuance is obtained prior to closing of the Stronghold Acquisition (“Pre-Closing Stockholder Approval”) or (ii) in the event that the Pre-Closing Stockholder Approval is not obtained, 21,339,986 shares of Ring Common Stock and 153,176 shares of newly created Series A Convertible Preferred Stock, par value $0.001 (“Preferred Stock”), as more fully described below. The Purchase Price is subject to customary purchase price adjustments with an effective date of June 1, 2022. On July 5, 2022, in connection with the Purchase Agreement, Ring deposited $46,500,000 in cash into a third-party escrow account as a deposit pursuant to the Purchase Agreement (the “Deposit Amount”), which will be credited against the purchase price upon closing of the Stronghold Acquisition. At the closing of the Stronghold Acquisition, (i) $8,250,000 of cash and (ii) either (a) 6,458,333 shares of Ring Common Stock if Pre-Closing Stockholder Approval is received or (b) 23,249 shares of Preferred Stock if Pre-Closing Stockholder Approval is not received, will be deposited (or retained in the case of the cash portion) in an escrow account to satisfy potential indemnity obligations of Stronghold.

Representations and Warranties. The Purchase Agreement contains customary representations and warranties for transactions of this nature. The Purchase Agreement also contains customary pre-closing covenants of the parties, including the obligation of Stronghold to conduct business in an ordinary course consistent with past practice and to refrain from taking certain specified actions, subject to certain exceptions.

Due Diligence Period. The Purchase Agreement grants Ring the right to access and inspect the assets proposed to be purchased under the Purchase Agreement and their related books and records during the period prior to closing for the primary purpose of reviewing property title and environmental matters.

Termination. The Purchase Agreement may be: (i) mutually terminated by both parties in writing; (ii) terminated by Stronghold if Ring materially breaches the Purchase Agreement subject to cure within 10 days’ notice (but only if Stronghold is not in material breach); (iii) terminated by Ring if Stronghold materially breaches the Purchase Agreement subject to cure within 10 days’ notice (but only if Ring is not in material breach); (iv) terminated by either party if the closing has not occurred on or before September 30, 2022 (provided the terminating party is not in material breach of the Purchase Agreement) (the “Outside Closing Date”); (v) terminated by either Stronghold or Ring if there is any legal requirement or government order prohibiting the consummation of the Stronghold Acquisition; (vi) terminated by Stronghold if (a) the sum of the asserted title defects and environmental defects relating to the assets being purchased, (b) reduction in value of assets transferred under the Purchase Agreement due to the exercise of third-party preferential purchase rights which are triggered by the Purchase Agreement and (c) reduction in value due to failure to receive required third-party consents related to the assets being transferred, in the aggregate, exceeds 15% of the unadjusted Purchase Price, and (vii) terminated by Ring if the sum of (a) amounts relating to certain title defects and environmental defects of the assets being purchased, (b) reduction in value of assets transferred under the Purchase Agreement due to the exercise of third-party preferential purchase rights which are triggered by the Purchase Agreement and (c) reduction in value due to failure to receive required third-party consents related to the assets being transferred, in the aggregate, exceeds 15% of the unadjusted Purchase Price.

In connection with a termination of the Purchase Agreement, Stronghold will have the right to retain the Deposit Amount under the following circumstances: (i) Stronghold terminates the agreement due to a material breach by Ring that causes any of the conditions to closing not to be satisfied; (ii) Stronghold terminates the agreement due to a failure to close by the Outside Closing Date but only if Stronghold could have terminated the Agreement due to material breach by Ring that causes any of the conditions to closing not to be satisfied (without taking into consideration any cure period); or (iii) Ring terminates the agreement due to failure to close by the Outside Closing Date but only if Stronghold could have terminated the Agreement due to a material breach by Ring that causes any of the conditions to closing not to be satisfied (without taking into consideration any cure period).

Stockholder Approval Requirement. Ring’s Common Stock is traded on the NYSE American stock exchange, and under applicable rules of the exchange, the Company may not issue or sell to Stronghold under the Purchase Agreement shares of Common Stock in excess of 21,339,986 shares, which represents approximately 19.9% of the 107,236,111 shares of Ring’s Common Stock that were outstanding immediately prior to the execution of the Purchase Agreement (the “Stock Issuance Cap”), unless Ring obtains the Pre-Closing Stockholder Approval to issue shares of Common Stock in excess of the Stock Issuance Cap. If Ring is able to obtain stockholder approval to issue the excess shares prior to the closing date, it will issue an additional 42,548,903 shares of Common Stock at closing (the “Excess Shares”) for a total of 63,888,889 shares of Common Stock. If Ring is unable to obtain the Pre-Closing Stockholder Approval to issue the Excess Shares prior to the closing date, Ring will file a certificate of designation with the Nevada Secretary of State creating the Series A Convertible Preferred Stock and issue 153,176 shares of the Preferred Stock at the closing in addition to the 21,339,986 shares of Common Stock.

Pursuant to the Purchase Agreement, Ring will call and hold a special meeting of stockholders to submit for the consideration of its stockholders a proposal to approve the issuance of the Excess Shares. In connection with this matter, Ring intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant materials.

Anticipated Closing Date and Closing Conditions. The Acquisition is expected to close in the third quarter of 2022, subject to the satisfaction of several closing conditions, including (but not limited to) (i) specified materiality standards with respect to the accuracy of the applicable party’s representations and warranties in the Purchase Agreement, (ii) the applicable party’s performance or compliance in all material respects with the covenants contained in the Purchase Agreement, (iii) the absence of certain legal matters prohibiting the Stronghold Acquisition, (iv) each party being ready to deliver specified closing deliverables, (v) the shares of Ring Common Stock being approved and authorized for listing on the NYSE American stock exchange, and (vi) if applicable, the expiration of any waiting period under the Hart-Scott-Rodino Improvements Act of 1976, as amended.

Registration Rights. In connection with the closing of the Purchase Agreement, Ring will also enter into a customary registration rights agreement with Stronghold and their respective equity holders containing provisions by which Ring will, among other things, file a registration statement on Form S-3 (or other available form) with the SEC providing for the registration of any of the shares of Ring Common Stock issued to Stronghold in connection with the Stronghold Acquisition and cooperate in certain underwritten offerings thereof. The form of Registration Rights Agreement is included in Exhibit 2.1 to this Current Report on Form 8-K.

Lock-Up Agreements. In connection with the closing of the Purchase Agreement, Ring will also enter into a customary lock-up agreements with Stronghold and their respective equity holders providing that such holders will not transfer, subject to limited exceptions, shares of Ring Common Stock until 90 days (60 days in the case of certain non-affiliates) after the closing of the Stronghold Acquisition. The form of Lock-Up Agreement is included in Exhibit 2.1 to this Current Report on Form 8-K.

Description of Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Preferred Stock that may be issued as described herein are set forth in the Company’s Form of Certificate of Designation of the Series A Convertible Preferred Stock (the “Certificate of Designation”), which is included in Exhibit 2.1 to this Current Report on Form 8-K. The Certificate of Designation, in the form attached hereto, will be filed with the Nevada Secretary of State to the extent shares of Preferred Stock are required to be issued at closing as described herein.

Rank

The Preferred Stock will rank as to dividends or distributions of assets upon the Company’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

•	senior to the Common Stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company;

•	senior to any class or series of our capital stock after the Preferred Stock is created specifically ranking by its terms junior to the Preferred Stock; and

•	junior to any class or series of our capital stock after the Preferred Stock is created specifically ranking by its terms senior to the Preferred Stock.

Voting Rights

The holders of shares of Preferred Stock generally will have no voting rights, except as required by law, and except that the consent of the majority of holders of the outstanding Preferred Stock will be required to: (i) create, authorize or issue any equity securities of the Company other than in connection with issuances under its equity incentive plans; (ii) generally declare or pay dividends or distributions (other than distributions on the Preferred Stock); (iii) redeem, acquire or make a Company tender offer for any equity securities of the Company (other than in connection repurchases by the Company in connection with its equity incentive plans); (iv) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Certificate of Designation; (v) amend the Certificate of Incorporation or bylaws of the Company in any manner that adversely affects any rights of the holders of Preferred Stock; (vi) authorize or enter into any agreement related to a material transaction (material acquisitions, mergers, tender offers, business combinations and similar transactions) or change of control of the Company; and (vii) generally increase or decrease the size of the board of directors of Ring (the “Board”) except as set forth in the Purchase Agreement or any ancillary document thereto.

Distributions

When and if declared by the Board, the Preferred Stock will be entitled to preferred distributions at a rate of 8.0% per annum of the Liquidation Preference per share, which is initially $1,000 per share plus any accrued and unpaid distributions through the date of conversion, payable each calendar quarter. To the extent distributions are not declared and paid, then on each distribution date the unpaid distribution per share is added to the per share Liquidation Preference described below. Notwithstanding the foregoing, no distribution will be paid on the Preferred Stock if it converts into Common Stock on or before January 31, 2023.

In addition, the holders of Preferred Stock will be entitled to receive, and the Company will be required to pay, dividends on shares of the Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Conversion and Limitations

The Preferred Stock may not be converted into Ring Common Stock until such time as Stockholder Approval is received, which is defined as the date requisite approval from holders of capital stock of the Company is received as required at law or under the applicable securities exchange rules (currently the NYSE American stock exchange). Upon receiving Stockholder Approval, each share of issued Preferred Stock will be automatically converted into such number of shares of Ring Common Stock determined by dividing (i) the Liquidation Preference (described below) as of the conversion date by (ii) the conversion price, which is initially $3.60 per share (subject to adjustment for stock splits and distributions, recapitalizations, exchanges and similar actions) (such calculation, as so adjusted from time to time, the “Conversion Rate”). The initial Conversion Rate is 277.7778 shares of Ring Common Stock for each share of Preferred Stock.

Liquidation Preference

Upon a Liquidation Event, the holders of the Preferred Stock will be entitled to a “Liquidation Preference” of $1,000 per share plus any unpaid distributions noted above. A “Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company or (ii) the consummation of a change of control (which generally means the acquisition by a person of more than 50% of the combined voting power of the Company). If, on a fully converted basis, the amount that the holders of the Preferred Stock would receive is greater than their Liquidation Preference, then instead they are to receive the “as-converted” amount, meaning the amount such holders would have received if the Preferred Stock had been converted to the number of shares of Common Stock to which they would be entitled as of the Liquidation Event.

The Certificate of Designation provides that when there is a Liquidation Event where the proceeds include both cash and property, the holders of Preferred Stock are to be favored in that to the extent possible, they will receive the cash proceeds rather than the other property.

Redemption

If the Preferred Stock has not been converted prior to the date that is 61 months following the closing the Stronghold Acquisition, all outstanding shares of Preferred Stock must be redeemed in cash at the greater of the Liquidation Preference or the market price of Common Stock that each holder would receive if such holder had fully converted into shares of Common Stock on the redemption date.

Financing Considerations

Pursuant to a commitment letter dated July 1, 2022 with Truist Bank and the other participating bank parties thereto, it is anticipated that the cash portion of the Purchase Price will be funded by amending Ring’s existing credit facility to increase the total borrowing capacity under its credit facility to $1,000,000,000 with an initial borrowing base of approximately $600,000,000 (up from its existing $350,000,000 borrowing base). The Commitment Letter and related increases to the credit facility and borrowing base are subject to a number of conditions, including the preparation, execution and delivery of loan documentations amending and restating the existing credit facility to the satisfaction of the bank parties and the Company.

The Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K, and includes four of the Exhibits thereto that are discussed above. The foregoing summary description of the Purchase Agreement and the four Exhibits is qualified in its entirety by reference to such Exhibit 2.1, which is incorporated herein by reference. The Purchase Agreement is filed herewith to provide readers with information regarding its terms. It is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement were made as of the date of such agreements only and are in certain instances qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, readers should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual statements of fact about the parties.

Director Nomination Agreement

At closing, Stronghold will have the right to designate two directors to the Board (the “Stronghold Directors”) and one or more Special Committees that the Board may from time to time resolve to establish, subject to compliance with any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and any other applicable law. In connection with these two appointments, the Board will appoint (i) one director that Stronghold designates in their sole discretion and (ii) a second director that Stronghold designates, subject to approval of the qualifications of such second director by Ring’s Nominating, Environmental, Social and Governance Committee, acting in good faith. The size of the Board shall be automatically increased or decreased, if necessary, to allow for the election, resignation or removal of the Stronghold Directors, as the case may be. Under the Director Nomination Agreement, the term “Special Committee” means any committee of the Board established for the purpose of considering, reviewing, evaluating or negotiating proposals for a change of control, merger, business combination, restructuring or other strategic transaction or any transaction involving an actual or potential conflict of interest with any affiliate or employee of the Company, other than Stronghold and its affiliates.

After the Stronghold directors are initially appointed, Stronghold will continue to have the right to appoint the Stronghold Directors as long as it beneficially owns at least 15% of the outstanding Common Stock of the Company (with any outstanding shares of Preferred Stock beneficially owned being deemed converted into shares of Common Stock.) If Stronghold’s beneficial ownership is below 15%, but is at least 10% of the outstanding shares of Common Stock of the Company, then they will retain the right to appoint one director to the Board. Should Stronghold’s beneficial ownership fall below 10%, then Stronghold will have no right to appoint any director to the Board.

Each Stronghold Director: (i) must meet in all material respects all of the requirements of a director of the Company and (ii) must not be prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded or any other applicable law. In connection therewith, the Board retains the right to object to the nomination, election or appointment of any Stronghold Director for service on the Board or any committee of the Board if the Board determines in good faith, after consultation with its outside legal counsel, that such Stronghold Director fails to meet the criteria set forth above. In such a case, Stronghold will have the right to designate a new candidate. In connection with any acceptable Stronghold Director, the Board as agreed to take all actions necessary to include and recommend the Stronghold Director in the election of directors by the Ring stockholders.

The form of Director Nomination Agreement is included in Exhibit 2.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the Purchase Agreement, the Stronghold Acquisition and the Stronghold Shares and to the extent required, the Preferred Stock, described above in Item 1.01 above are incorporated in this Item 3.02 by reference.

Ring intends to issue the shares of Common Stock and the Preferred Stock (if any) in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) and/or other applicable exemptions thereunder, as promulgated by the SEC under the Securities Act. Ring will rely upon representations, warranties, certifications and agreements of Stronghold and their equity holders (as applicable) in support of the satisfaction of the conditions contained in Section 4(a)(2) of the Securities Act or Regulation D under the Securities Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The description of the Purchase Agreement and Director Nomination Agreement described above in Item 1.01 above are incorporated in this Item 5.02 by reference.

As noted under the heading “Director Nomination Agreement”, Stronghold has the right to appoint two directors to Ring’s Board at closing, and has continuing rights to appoint one or two directors to Ring’s Board subject to certain stock ownership requirements.

Item 7.01 Regulation FD Disclosure.

On July 5, 2022, Ring issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

On July 5, 2022, Ring provided supplemental information in an investor presentation (the “Presentation Materials”) regarding the Stronghold Acquisition contemplated by the Purchase Agreement. A copy of the Presentation Materials is furnished as Exhibit 99.2 hereto and is incorporated into this Item 7.01 by reference.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and they shall not be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, Ring makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description
2.1*	Purchase and Sale Agreement dated July 1, 2022, by and among Ring Energy, Inc., Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”) and Stronghold Energy II Royalties, LP, a Delaware limited partnership, including the following Exhibits thereto: Exhibit I – Form of Registration Rights Agreement, Exhibit K – Form of Nomination Agreement, Exhibit L – Form of Certificate of Designation and Exhibit M – Form of Lock-Up Agreement.

99.1	Press Release dated July 5, 2022.

99.2	Presentation Materials dated July 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Other than the Exhibits specifically listed above, schedules, annexes and other exhibits to the Purchase and Sale Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RING ENERGY, INC.

Date:	July 8, 2022	By:	/s/ Paul D. McKinney
Paul D. McKinney
Chief Executive Officer